Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM
S-3
(Form type)
CURBLINE PROPERTIES CORP.
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock, $0.01 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Other	Depositary Shares	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees to Be Paid	Other	Warrants	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)
This registration statement registers an unspecified amount of securities as may from time to time be offered at indeterminate prices. The proposed maximum initial offering prices per unit will be determined from time to time by the issuing registrant in connection with the offering of securities hereunder.

(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fees. Registration fees will be paid subsequently on a “pay as you go” basis.